Exhibit 10.26.10

2011 Plan – Irish certificate

Chairman and Chief Executive Officer (Principal Executive Officer)
Stock Option Award Certificate (NON-QUALIFIED STOCK OPTION) (Performance-Based Award)	ID: XXXXXXXX Connaught House 1 Burlington Rd. Dublin 4, Ireland

Chairman and Chief Executive Officer (Principal Executive Officer)
«FIRST_NAME» «MIDDLE_NAME» «LAST_NAME» «ADDRESS_LINE_1» «ADDRESS_LINE_2» «ADDRESS_LINE_3» «CITY», «STATE» «ZIP_CODE»	Option Number: Plan: ID:

Effective «GRANT_DATE», you have been granted a Non-Qualified Stock Option to buy «SHARES_GRANTED» shares of Alkermes plc. (the “Company”) common stock at «OPTION_PRICE» per share.

The right to acquire the shares subject to the Non-Qualified Stock Option will become fully vested as described below. The Non-Qualified Stock Option shall expire on the earlier to occur of: the 10th anniversary of the date of grant or three months after termination of your service relationship with the Company (unless otherwise provided below).  .

 ***ADD PERFORMANCE CRITERIA ***

*** ADD VESTING SCHEDULE***

In the event of the termination of your employment with the Company (but not the termination of a non-employment relationship with the Company) by reason of death or permanent disability, the  Non-Qualified Stock Option shall vest and be exercisable in full on such termination of employment and the period during which the Non-Qualified Stock Option (to the extent that it is exercisable on the date of termination of employment) may be exercised shall be three (3) years following the date of termination of employment by reason of death or permanent disability, but not beyond the original term of the Option. For the purpose of the terms of this Non-Qualified Stock Option, you will be deemed to be employed by the Company so long as you remain employed by a company which continues to be a subsidiary of the Company.

The grant of this Option (as defined in the Plan) does not infer any right to or expectation of the grant of any Options on the same basis, or at all, in any future year.  Participation in the Plan shall in no way give rise to any right on your part to compensation for any claim for loss in relation to the Plan, including:

(a)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);
(b)	any exercise of a discretion or a decision taken in relation to an Option or to the Plan, or any failure to exercise a discretion or take a decision; or
(c)	the operation, suspension, termination or amendment of the Plan.

By participating in the Plan, you consent to the collection, processing, transmission and storage by the Company and/or its subsidiaries, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of introducing and administering the Plan.  The Company may share such information with any subsidiary or affiliate, any trustee, registrars, brokers, other third party administrator or other person who obtains  or is to obtain control of the Company or acquires the Company, or undertaking or part-undertaking which employs you, whether within or outside of the European Economic Area.

The foregoing Non-Qualified Stock Option has been granted under and is governed by the terms and conditions of this Stock Option Award Certificate and the Alkermes plc 2011 Stock Option and Incentive Plan, as amended (the “Plan”).

____________________________________________ Alkermes plc	______________________ Date